Exhibit 99.1

2014-11

Contact:  Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ANNOUNCES SALE OF CENTRIFUGAL COMPRESSION BUSINESS

HOUSTON (August 18, 2014) — Cameron (NYSE: CAM) has announced that it has entered into a definitive agreement to sell its Centrifugal Compression business to Ingersoll Rand (NYSE:IR) for cash consideration of approximately $850 million, subject to closing adjustments.

The decision to divest the Centrifugal Compression division was made after a careful review of Cameron's long-term business strategy to increase its focus on its core markets. The Company's goal has been to identify a buyer that is more closely aligned with Centrifugal Compression's broad and global markets.

Cameron expects to complete the sale of its Centrifugal Compression business prior to year end, subject to regulatory approval. The Company estimates after tax proceeds from the sale to be approximately $600 million, and expects the net proceeds to support stock repurchases. In 2013, the Centrifugal Compression division had revenues of $396 million. The results of operations of the Centrifugal Compression business will be reported as discontinued operations beginning in the third quarter of 2014.

Jack Moore, Chairman, President and Chief Executive Officer of Cameron stated, "The leadership team at Ingersoll Rand is impressed with the people, technology and performance of the Centrifugal Compression division and sees a strong strategic fit for their business.  I'd like to thank our Centrifugal employees for their many contributions to Cameron and wish them well at Ingersoll Rand."

Citi is acting as financial advisor to Cameron and Winston & Strawn and Baker Botts are acting as the Company's legal counsel in connection with the divestiture of the Centrifugal Compression business.

Cameron is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries. For more information, visit www.c-a-m.com.

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This document includes forward-looking statements regarding the Company's strategy.  These statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Actual events and/or their results may differ materially from those described in the forward-looking statements.  Such statements, including those regarding the estimated time for completion of the sale and the application of the proceeds, are based on current expectations and are subject to risks and uncertainties that may result from a variety of factors, some not under the control of the Company.  A discussion of certain other factors that may affect actual events is contained in Cameron's filings from time to time with the Securities and Exchange Commission.

Because the information herein is based solely on the Company's present intent, it is subject to change, in some cases to changes over which the Company may not have control or influence, and should therefore not be viewed as assurance the matters described will occur or will occur as described.  The Company is not obligated to make public indication of any change unless required under applicable disclosure rules and regulations.